Exhibit 10.12

OPTION AGREEMENT

This Option Agreement is entered into and effective as of September 16, 2006 (the “Effective Date”), by and among Scott Mitchell Rosenberg (“SMR”), RIP Media, Inc. (“RIP”), a corporation wholly owned by SMR, and Platinum Studios, Inc., a California corporation (the “Company”), with reference to the following:

WHEREAS, the Company owns or controls one of the world’s largest independent library of comic book characters and stories which it will be exploiting across all media platforms;

WHEREAS, SMR is the Chief Executive Office, Chairman and majority shareholder of the Company;

WHEREAS, through RIP, SMR owns or controls a library of comic characters and stories, which were formally owned or controlled by Comics Holdings, LLC, formerly known as Awesome Comics, LLC and which are subject to existing third party rights and existing third party agreements described in Section 2 below (the “RIP Awesome Library”);

WHEREAS, the Company desires to have granted to it, and RIP desires to grant to the Company, certain option rights with respect to the RIP Awesome Library;

NOW, THEREFORE, the parties agree as follows:

1.           Option Grant. During the Term (defined below), for one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RIP hereby grants to the Company an exclusive option to enter into licensing/acquisition of rights agreements (the “Rights Agreements”) for individual characters within the RIP Awesome Library, subject to existing third party rights, it being acknowledged and agreed by all parties, that the terms of each such Rights Agreements shall be mutually agreeable terms and conditions that are considered normal and customary within the entertainment industry for contracts of this nature at the time and taking into account the nature of the characters and libraries that are the subject to the Rights Agreements and that, in any event, are substantially consistent with existing third party rights agreements entered into by the Company with respect to similar libraries and characters.   Each of SMR and RIP acknowledges and agrees that during the Term, it shall not exploit or otherwise grant to third parties the right to exploit, any of the RIP Awesome Library, nor sell or otherwise dispose of the RIP Awesome Library which is subject to the option granted hereunder, unless all Platinum rights hereunder are preserved and not terminated as a result of such sale or other disposition; provided that the parties acknowledge and agree that the foregoing shall not be deemed to restrict in any way the existence, exploitation and/or transfer of existing third party rights relating to the RIP Awesome Library and/or the characters therein.

2.           Company Acknowledgement.  The Company hereby acknowledges and agrees that neither SMR or RIP is making any representation or warranty of any kind with respect to the RIP Awesome Library, the characters therein or any other matter in connection with this Option Agreement.  The Company further acknowledges and agrees that (a) the characters and properties within the RIP Awesome Library as of the date hereof are subject to existing third party agreements, which third party agreements provide for potential changes in the characters and properties contained in the RIP Awesome Library as of the date hereof, (b) due to the terms of such third party agreements, the characters and properties contained in the RIP Awesome Library as of the date hereof may not be contained in the RIP Awesome Library in the future, and (c) any such changes in the characters and properties contained in the RIP Awesome Library due to such third party agreements shall in no event be deemed a breach by SMR or RIP of this Option Agreement.

3.           Term.  The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect until the date upon which SMR is no longer at least one of the following: (a) an executive officer of the Company; (b) a member of the Board of Directors of the Company, or (b) holder of at least 30% of the outstanding capital stock of the Company.

4.           Specific Performance.  Each of SMR and RIP acknowledges and agrees that any breach of this Agreement by SMR or RIP will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of their respective obligations hereunder.

5.           Waiver.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

6.           Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.  If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

7.           Entire Agreement.    This Agreement constitutes the only agreement or understanding between the parties with respect to the subject mater hereof, and supersedes and is controlling over any and all prior existing agreements, representations or communications between the parties. All negotiations, commitments, and understandings acceptable to both parties have been incorporated in this Agreement and the accompanying termination letter.

8.           Amendment.    This Agreement may not be amended except as mutually agreed to in writing by the parties; provided that immediately upon the sale to a third party of a majority in interest of RIP or the rights controlled by RIP in a manner permitted by this Option Agreement, this Option Agreement shall automatically be deemed amended to remove SMR as a party hereto.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

Platinum Studios, Inc.

By:  /s/ Brian Altounian

Brian Altounian, President

/s/ Scott Mitchell Rosenberg

Scott Mitchell Rosenberg

RIP Media, Inc.

By: /s/ Scott Mitchell Rosenberg

Scott Mitchell Rosenberg, President and CEO